Exhibit 10.2

INPHONIC CONFIDENTIAL INFORMATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) effective December 20, 2006 (the “Effective Date”) is by and between INPHONIC, INC., a Delaware corporation with an address at 1010 Wisconsin Avenue N.W., Suite 600, Washington, DC 20007 (the “Company”) and ANDREW B. ZEINFELD, individual with an address maintained in the Company’s personnel file (the “Executive”).

WHEREAS, the parties desire to set forth the terms and conditions upon which the Company will employ the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Position. The Company hereby employs Executive as President, ECommerce (for purposes of this Agreement, “President”) of the Company and Executive hereby accepts such employment with the Company. The Executive shall report directly to David A. Steinberg, the Chief Executive Officer (the “CEO”) of the Company, and the Executive’s principal office during the Employment Period (as hereinafter defined) shall be located in the Company’s offices in Washington, D.C. or as otherwise reasonably requested by the CEO.

2. Employment Period. The Executive’s employment shall commence on April 24, 2006 and shall terminate as provided under this Agreement (the “Employment Period”).

3. Duties.

3.1. Duties. Executive agrees to undertake the duties and responsibilities inherent in the position of President, which may encompass additional duties as may, from time to time, be reasonably assigned by the CEO. The Executive agrees to abide by the written rules, personnel practices and policies of the Company and any reasonable change thereof that may be adopted at any time by the CEO and communicated in writing to the Executive or otherwise generally publicized by the Company.

3.2. Attention. Executive shall devote Executive’s full business time and attention to performing his duties hereunder and shall use his best efforts to further the business of the Company. The Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or materially interferes with the performance of his duties hereunder in any way. Subject to the foregoing restrictions, the Executive may (i) serve on boards or as a consultant of civic, non-profit, or charitable organizations or corporations, (ii) serve on boards of corporate entities, (iii) deliver lectures at educational institutions or professional or corporate associations and (iv) manage personal investments and affairs.

INPHONIC CONFIDENTIAL INFORMATION

4. Compensation.

4.1. Base Salary. The Company shall pay to the Executive a base salary in the amount of three hundred thousand dollars ($300,000) per annum (the “Salary”). The Salary shall be payable in accordance with the Company’s normal payroll schedule and practices. Such Salary shall be reviewed annually consistent with other senior management by the CEO in consultation with the Compensation Committee of the Board of Directors of the Corporation (the “Compensation Committee”) to ascertain whether such Salary should be increased based on the performance of and contributions made by the Executive during the preceding year, company performance and profitability, inflation, and other reasonable factors deemed appropriate by the CEO. The Company may withhold such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation from any amounts payable under this Agreement.

4.2. Bonus. Executive shall have the opportunity to earn an annual bonus of one hundred thousand dollars ($100,000) for on-target performance (the “Bonus”), as such terms shall be defined by the CEO and the Executive. The terms of the Bonus will be defined every year by December 31st of the preceding year. If the terms are not defined by the before mentioned date, then the terms of the prior years Bonus will be in effect until such time that a Bonus target can be reasonably established. If a Bonus target cannot be reasonably established by January 31 of the bonus year, the prior year bonus will automatically remain in effect. At no time will the current year’s bonus opportunity be less than the prior year’s bonus opportunity. The terms of the 2006 bonus plan shall be determined within sixty (60) days from the Effective Date of this Agreement.

4.3. Incentive Plans; Stock Options and Restricted Stock.

(a) The Executive shall be eligible to participate in such profit-sharing, stock option (“Common Stock Options”), bonus, incentive and performance based award programs as are made available to any other executive employees of the Company.

(b) As a further incentive for Executive to enter into this Agreement, Executive shall receive, upon execution of this Agreement, three hundred fifty thousand (350,000) restricted shares of the common stock of InPhonic, Inc. (the “Restricted Stock”). The shares of the Restricted Stock will be granted pursuant to a separate Restricted Stock Agreement, as attached hereto (the “Restricted Stock Agreement”). The Restricted Stock shall vest over four (4) years from the effective date of the Restricted Stock Agreement with eighty-seven thousand five hundred (87,500) vesting upon the expiration of twelve (12) months from the effective date of the Restricted Stock Agreement and the remainder quarterly vesting thereafter in equal installments throughout the remainder of the four (4) year period.

4.4. Vesting of Equity Upon a Change in Control. Notwithstanding anything to the contrary in the foregoing Section 4.3, unless the Restricted Stock has been terminated, fifty percent (50%) of the unvested shares of Restricted Stock provided pursuant to section 4.3 (b) will vest upon termination of the Executive’s employment with

InPhonic - A. Zeinfeld Employment Agreement	2

INPHONIC CONFIDENTIAL INFORMATION

the Company if such termination occurs coincident or within one hundred eighty (180) calendar days immediately following a Change in Control. For purposes of this Agreement, a “Change in Control” means (i) the sale of all or substantially all of the assets of the Company; or (ii) any merger, share exchange, consolidation or other reorganization or business combination of the Company immediately after which a majority of the directors of the surviving entity is not comprised of persons (or their designees from the same entity) who were directors of the Company immediately prior to such transaction or after which persons who hold a majority of the voting capital stock of the surviving entity are not persons who held a majority of the voting capital stock of the Company immediately prior to such transaction.

5. Benefits; Expenses.

5.1. Employee Benefits Program. The Executive shall be entitled to benefits available to any other similarly situated executive employee of the Company pursuant to Company programs (the “Employee Benefits Program”), including, by way of illustration, but not limitation, paid holidays, sick leave, dental, and health insurance programs of the Company, as and to the extent that any such programs are or may from time to time be in effect. Notwithstanding anything to the contrary contained herein, Executive shall be entitled to four (4) weeks of paid vacation per year commensurate with the Company’s vacation policy, which shall be taken at times as the CEO reasonably approves. The Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan, program or perquisite, so long as such changes are similarly applicable to other executive employees of the Company.

5.2. Expenses. The Company shall pay or reimburse Executive for all reasonable, ordinary, client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time. The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought in accordance with the Company’s standard policies. The Company shall reimburse the Executive for up to five thousand dollars ($5,000) of legal fees incurred by the Executive in connection with the preparation and negotiation of this Agreement. The Company shall also reimburse the Executive for up to fifteen thousand dollars ($15,000) for any costs or expenses directly related to his relocation to the Washington, D.C. area and up to twenty thousand dollars ($20,000) for any interim housing expenses based on Executive providing documentary support for any such costs and expenses.

6. Employment Period; Termination.

6.1. Employment Period. The Employment Period shall commence on the Effective date and shall continue until the earlier to occur of the following: (i) the close of business on the fourth (4th) anniversary of this Agreement; or (ii) as otherwise provided herein. Unless terminated earlier as otherwise provided herein, the Employment Period may be extended by the mutual agreement of the Company and the Executive within thirty (30) days prior to such

InPhonic - A. Zeinfeld Employment Agreement	3

INPHONIC CONFIDENTIAL INFORMATION

anniversary. The Common Stock Options and Restricted Stock will cease to vest upon the effective date of termination and will be exercisable and/or may be purchased and/or sold for a period of eighteen (18) months post the effective date of termination (the “Exercise Period’); provided, however, in the event of termination for Cause, as defined herein, to the extent such Common Stock Options and Restricted Stock are not subject to revocation pursuant to the terms of any such stock option agreement or the Restricted Stock Agreement, if at all, the Executive shall only be provided thirty (30) calendar days post the effective date of termination to exercise any such options or restricted stock .

6.2. Termination For Cause. Nothing in this Agreement shall be construed to prevent the Company from terminating the Executive’s employment under this Agreement for Cause. The Company and the Executive shall have no further obligations under this Agreement after the effective date of such termination, except as set forth in Sections 7, 8, 9, 10 and 15 of this Agreement. Such provisions shall remain in full force and effect for the periods referenced in such Sections subsequent to the effective date of the termination of the Executive. In the event that the Executive’s employment is terminated for Cause, the Executive shall be entitled to:

(i)	the Salary at the rate in effect at such time through the effective date of such termination (including any accrued but unused vacation time);

(ii)	the pro rata portion of the Bonuses in effect at such time through the effective date of such termination;

(iii)	any rights or benefits available under the Employee Benefit Programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs;

(iv)	reimbursement of any expenses in accordance with Section 5.2; and

(v)	any stock options granted to the Executive pursuant to Section 4.3 to the extent such options or stock equivalents have vested in accordance with the terms of the agreements to which such stock options are subject, if any.

6.2.1. For purposes of this Agreement, the term “Cause” shall mean (i) the arrest, indictment or conviction of, or the plea of nolo contendere by, the Executive for any felony or other crime involving fraud ; (ii) any breach by Executive of the provisions of Sections 7, 8 , 9, 10 or 15 of this Agreement; (iii) a violation of any law, government rule or government regulation that is materially injurious to the Company’s business or reputation; or (iv) any act or omission constituting a material dereliction of the performance obligations of the Executive. Executive and the Company further agree that in the event that the conduct which is “Cause” for termination arises and such conduct and resulting injury or effect is capable of being cured by Executive within a Thirty (30) calendar day period,

InPhonic - A. Zeinfeld Employment Agreement	4

INPHONIC CONFIDENTIAL INFORMATION

termination of employment may occur only after Executive has failed to cure such conduct and resulting injury or effect within Thirty (30) calendar days after receipt by the Executive of written notice by the Company specifying in reasonable detail the Cause based upon which the Company intends to terminate his employment.

6.3. Termination Without Cause. The Company shall retain the right to terminate the Executive without Cause with thirty (30) calendar days prior written notice. In the event that the Executive’s employment is terminated anytime, he shall be entitled to:

(i)	the Salary at the rate in effect at such time continuing for a period of twelve (12) months starting at the effective date of such termination (including any accrued but unused vacation time), paid at the discretion of the Company in either one lump sum amount or twelve (12) equal monthly payments, commencing as of the effective date of termination;

(ii)	the pro rata portion of the Bonuses in effect at such time through the effective date of such termination, paid at the discretion of the Company in either one lump sum amount or twelve (12) equal monthly payments, commencing as of the effective date of termination;

(iii)	any rights or benefits available under the Employee Benefit Programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs;

(iv)	reimbursement of any expenses in accordance with Section 5.2; and

(v)	any stock options or restricted stock granted to the Executive pursuant to Section 4.3 to the extent such options or stock equivalents have vested in accordance with the terms of the agreements to which such stock options or restricted stock are subject, if any.

Should the Executive commence employment, either part time or full time, and/or provide consulting services, to any individual, company and/or entity except for those entities referenced in Exhibit A at any time during which any portion of the Severance is not yet due to the Executive, the Executive shall promptly notify the Company in writing of such Subsequent Employment and the Company’s obligation to pay the Severance to the Executive shall immediately terminate.

6.4. Termination Due to Permanent Disability. In the event that the Executive suffers a Permanent Disability, as hereinafter defined, during his employment with the Company, the Company may terminate this Agreement by providing at least Thirty (30) calendar days written notice to the Executive. The effective date of such termination shall be the last day of such Thirty (30) calendar day notice period. In the event that the Executive’s employment is terminated due to his Permanent Disability, the Executive or his legal representative or court appointed guardian shall be entitled to:

InPhonic - A. Zeinfeld Employment Agreement	5

INPHONIC CONFIDENTIAL INFORMATION

(i)	the Salary at the rate in effect at such time through the effective date of such termination (including any accrued but unused vacation time);

(ii)	the pro rata portion of the Bonuses in effect at such time through the effective date of such termination;

(iii)	any rights or benefits available under the Employee Benefit Programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs;

(iv)	reimbursement of any expenses in accordance with Section 5.2; and

(v)	any stock options or restricted stock granted to the Executive pursuant to Section 4.3 to the extent such options or stock equivalents have vested in accordance with the terms of the agreements to which such stock options or restricted stock are subject, if any.

The term “Permanent Disability” for purposes of this Agreement, shall mean the inability of the Executive to render full and effective services hereunder by reason of permanent physical or mental infirmity, resulting from illness, accident or otherwise, despite any reasonable accommodation by the Company, as such term is defined by the American’s with Disabilities Act of 1990 (“ADA”) in the event Executive is unable to perform due to a disability, as such term is defined by the ADA, for more than Thirty (30) consecutive calendar days during any twelve (12) month period.

(i) 6.5. Reserved.

6.6. Resignation for Good Reason. At any time during the Employment Period, the Executive may terminate this Agreement for Good Reason, as defined below, by providing the Board thirty (30) calendar days prior written notice of his intent to terminate, which notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such resignation. The resignation of the Executive shall be effective upon the expiration of such notice period and the Executive shall be entitled to:

(i)	the Salary at the rate in effect at such time continuing for a period of twelve (12) months starting at the effective date of such termination (including any accrued but unused vacation time), paid at the discretion of the Company in either one lump sum amount or twelve (12) equal monthly payments, commencing as of the effective date of termination;

(ii)	the pro rata portion of the Bonuses in effect at such time through the effective date of such termination, paid at the discretion of the Company in either one lump sum amount or twelve (12) equal monthly payments, commencing as of the effective date of termination;

InPhonic - A. Zeinfeld Employment Agreement	6

INPHONIC CONFIDENTIAL INFORMATION

(iii)	any rights or benefits available under the Employee Benefit Programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs;

(iv)	reimbursement of any expenses in accordance with Section 5.2; and

(v)	any stock options or restricted stock granted to the Executive pursuant to Section 4.3 to the extent such options or stock equivalents have vested in accordance with the terms of the agreements to which such stock options or restricted stock are subject, if any.

The Company and the Executive shall have no further obligations under this Agreement after the effective date of such termination, except as set forth in Sections 7, 8, 9, 10 and 15 hereof. “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)	the assignment of the Executive to duties of a substantial nature that are materially inconsistent with the duties of the Executive during the immediately preceding fiscal year, other than an assignment that is withdrawn by the Company within thirty (30) days of its receipt of written notice thereof provided by the Executive, or his representative, provided, however, than an assignment of the type described in this Section6.2 shall not constitute Good Reason in the event that the Executive retains his position as President and compensation in effect as of the date of such assignment of duties for the duration of the Employment Period;

(ii)	the Company requiring the Executive to be based at a location which is at least fifty (50) miles further from the Company’s primary headquarters, except for required travel on the Company’s business;

(iii)	a reduction by the Company in the Executive’s Salary as in effect on the Effective Date, as provided in Section 4.1 herein;

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.

7. Confidential Information. The Executive shall not (for his own benefit or the benefit of any person or entity other than the Company) use or disclose any of the Company’s trade secrets or other confidential information and the Executive acknowledges that the Company’s trade secrets or other confidential information derive independent economic value, actually and potentially, from not being generally known to, and are not readily

InPhonic - A. Zeinfeld Employment Agreement	7

INPHONIC CONFIDENTIAL INFORMATION

ascertainably by proper means by, other persons who can obtain economic value from their disclosure or use and that the Company’s trade secrets or other confidential information are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, including the Executive agreeing to the terms of this Agreement. For purposes of this Agreement, the term “trade secrets or other confidential information” includes, by way of example, matters of a technical nature, “know-how”, computer programs (including documentation of such programs), research projects, and matters of a business nature, such as and not limited to comprehensive information about costs, profits, markets, sales, lists of customers, vendors, suppliers, and other information of a similar nature discovered during performance of this Agreement that is generally understood in the industry as being trade secret, confidential and/or proprietary, that is designated as being, or reasonably should be understood to be, confidential or proprietary information of the Company, either verbally or in writing, or that is designated as representing trade secrets of the Company, either verbally or in writing. “Trade secrets or other confidential information” do not include information that (i) is generally known to the public; or (ii) is known by the Executive prior to the disclosures under this Agreement; or (iii) has been acquired by the Executive from a third party having no confidentiality agreement with the Company; or (iv) is required to be disclosed by law or judicial or administrative process; or (v) is disclosed to a third party without restriction on disclosure; or (vi) is or was approved for release by the Company’s Board of Directors (the “Board”). In order for material disclosed to be subject to the protections provided in this Agreement, such disclosure does not have to be in writing or other tangible form and/or clearly marked as confidential or proprietary. The parties agree that the terms of this Section shall be as of the date of termination of this Agreement and during the six (6) month period immediately preceding termination of this Agreement.

7.1. Customers. Executive agrees that for a period of Twelve (12) months following termination of his employment, Executive will not contact any Customer or Employee of the Company to request, induce or attempt to induce such Customer or Employee to terminate any business relationship, agreement or employment with the Company. The term “Customer” is defined as any entity that the Company is conducting business with or has entered into a contractual relation and the term “Employee” is defined as any individual employed by the Company as a partner, contractor, sub-contractor, employee or consultant of the Company. The parties agree that the terms of this Section shall be as of the date of termination of this Agreement and during the months (6) month period immediately preceding termination of this Agreement.

7.2. Geography. The Executive acknowledges that the markets served by the Company are global in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed.

InPhonic - A. Zeinfeld Employment Agreement	8

INPHONIC CONFIDENTIAL INFORMATION

7.3. Materials. All files, memoranda, notes, and other work product in tangible form in connection with the employment of Executive, including any marketing plans, deliverables and reports prepared by Executive for the Company under this Agreement, and which may or may not be either confidential or proprietary, and all other materials prepared for and delivered to the Company, shall be the property of the Company. Upon termination of the Executive’s employment, with or without Cause, or at any other time upon request of the Company, the Executive agrees to deliver to the Company the following original documents and any copies thereof: (i) all documents, files, notes, manuals, memoranda, databases, and/or computer programs, reflecting any confidential and/or proprietary information of the Company whatsoever or otherwise relating to the business of the Company and its affiliates or parent company, (ii) lists of customers, vendors, suppliers, and leads or referrals thereto, and (iii) any computer equipment, home office equipment, automobile or any other business equipment, if any, that the Company provided the Executive.

7.4. Copyright. The Company shall retain its entire right, title and interest in and to (including the right to reproduce, modify, display, produce derivative works of, translate, publish, sell, use, dispose of, and to authorize others to do so, and the right to patent as the sole inventor, copyright and to register such copyright in the Company’s or its nominee’s name), all deliverables, and copyrightable materials conceived or first produced under this Agreement by the Executive (except for those produced in connection with the entities defined in Exhibit A), and Executive agrees that such copyrightable materials are works made for hire under the copyright laws of the United States.

7.5 Cooperation. The Executive further agrees during the term of this Agreement and at all times thereafter, at the Company’s sole cost and expense, to execute all documents and perform all lawful acts which the Company reasonably considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

8. Restrictions; Employees, Remedies. The parties hereto recognize that Executive’s services are special and unique and that his compensation is partly in consideration of and conditioned upon Executive agreeing to the provisions of Section 7 hereto and the provisions of this Section 8, and Executive expressly acknowledges that such covenants are essential to protect the business and goodwill of the Company, to prevent the inevitable disclosure or misappropriation of the Company’s trade secrets or other confidential information and to prevent the loss of customers. Accordingly, except as otherwise provided in Section 6.2 above, Executive agrees that, during the Employment Period and for Twelve (12) months thereafter, Executive will not (i) render any service (as an employee, officer, director, consultant or otherwise) to any unit or division of any entity involved directly in the Business, or (ii) make or hold any investment in any entity in the Business other than the ownership of not more than five percent (5%) of the listed stock of any publicly traded entity; provided, however, in the event Executive’s employment is terminated

InPhonic - A. Zeinfeld Employment Agreement	9

INPHONIC CONFIDENTIAL INFORMATION

pursuant to this Agreement for either Good Reason or without Cause, the twelve (12) month period referenced in this section shall be reduced to six (6) months from the termination of the Employment Period. The uppercased term “Business” shall mean, for purposes of this Agreement, the development and provision of Internet-based unified communications, distribution of wireless devices and products, mobile virtual network enablement, television satellite services, wireless device accessories and ringtones, as well as any other products or services provided by the Company during the Six (6) months preceding Executive’s termination of employment from the Company.

8.1. The parties acknowledge and agree that the restrictions set forth in Section 7 and in this Section 8 are reasonable under the circumstances to protect the Company’s legitimate business interests and do not oppressively restrain Executive. Executive acknowledges that a breach by Executive of such provisions may cause the Company harm; therefore, the Company shall be entitled, in addition to any other right and remedy it may have at law to seek injunctive relief against Executive.

8.2. The parties agree that the restrictions set forth and incorporated herein are reasonable in order to protect the Company. If any of such restrictions shall be deemed to be unenforceable by reason of the extent, duration, geographical scope, or other provisions, then the parties contemplate that the court shall reduce such extent, duration, geographical scope, or other provisions and enforce this Agreement to the fullest extent in its reduced form for all purposes.

9. Intellectual Property. During the Employment Period, the Executive shall disclose to the Company all ideas, concepts, inventions, product ideas, new products, discoveries, methods, software, business plans and business opportunities, which may or may not be patentable or copyrightable, or otherwise protected by then-applicable laws governing intellectual property and intellectual property rights, that are developed by the Executive through the use of Company resources that relate directly to the Company’s business. The Executive agrees that such property and rights will be the property of the Company and that, at the Company’s request and cost, he will do whatever is reasonably necessary to secure for the Company the rights thereto by patent, copyright or otherwise. Executive acknowledges and agrees that his obligations with respect to Company property discussed in this paragraph shall survive the termination of this Agreement.

10. Representation and Warranty. Executive represents and warrants to the Company that Executive is not subject to any non-compete, non-solicitation, or other restriction which may prevent Executive from performing the services contemplated by this Agreement.

11. Waivers. No delay or waiver by either party of any breach or non-performance of any provisions or obligations of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

InPhonic - A. Zeinfeld Employment Agreement	10

INPHONIC CONFIDENTIAL INFORMATION

12. Headings. The headings appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

14. Heirs, Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon both parties and their respective heirs, personal representatives, successors and assigns. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

15. Publicity. Neither party may issue, without the prior written consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between the Company and the Executive. Following the Effective Date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that neither shall disparage, criticize or make statements which are negative, detrimental or injurious to the other party.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17. Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable in any respect, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability of any other provision of this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been contained in this Agreement. Further, in the event that a court of competent jurisdiction finds that the restrictions contained in Section 7, 8, 9, 10 or 15 are too restrictive, overly broad or otherwise illegal, invalid or unenforceable, said court shall modify said restrictions to align with the expectations of the parties with the reasonable expectations of the law.

18. Entire Agreement. This Agreement contains the entire understanding of and was jointly authored by the Executive and the Company with respect to the employment of the Executive by the Company and supercedes any and all prior understandings of the parties hereto, whether written or oral. This Agreement may not be amended, modified, altered or rescinded in any manner, except by written instrument signed by both of the parties to this Agreement and, to the extent the Agreement contains ambiguities, such ambiguities will not be construed against the Executive or the Company.

19. Notices. Any notice expressly provided for under this Agreement shall be in writing, shall be given either manually or by mail and shall be deemed sufficiently given when actually received by the party to be

InPhonic - A. Zeinfeld Employment Agreement	11

INPHONIC CONFIDENTIAL INFORMATION

notified or when mailed, if mailed by certified or registered mail, postage prepaid, addressed to such party at their addresses as set forth below. Either party may, by notice to the other party, given in the manner provided for herein, change their address for receiving such notices.

If to the Company:	If to the Executive:

Chief Executive Officer	Andrew Zeinfeld
InPhonic, Inc.	See personnel file with the Company
1010 Wisconsin Avenue, NW
Suite 600
Washington, D.C. 20007

With a copy to General Counsel at the same address

Signatory Page Follows

InPhonic - A. Zeinfeld Employment Agreement	12

INPHONIC CONFIDENTIAL INFORMATION

IN WITNESS WHEREOF, the parties having read, understood and agreed to the foregoing terms and conditions, have signed below:

INPHONIC, INC.		EXECUTIVE

/s/ David A. Steinberg		/s/ Andrew Zeinfeld
Name	David A. Steinberg	Andrew Zeinfeld
Title	Chairman of the Board of Directors and CEO

Exhibits:

Exhibit A – Restricted Stock Agreement

InPhonic - A. Zeinfeld Employment Agreement	13